Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of
Asian Financial, Inc. and Subsidiaries
We consent to the use of our report dated September 2, 2009, with respect to the consolidated balance sheets of Asian Financial, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2009, which is incorporated in this Amendment No. 2 to the Registration Statement on Form S-1 of Asian Financial, Inc.
We also consent to the reference to our firm under the caption “Experts” in such Amendment No. 2 to the Registration Statement on Form S-1.
/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Brea, California
October 7, 2009